                                  EXHIBIT 11

                 CardioTech International Inc. and Subsidiary

           Statement Regarding Computation of Loss Per Common Share

                                            FOR THE YEAR ENDED MARCH 31,
                                         1995           1996           1997
                                         ----           ----           ----
Net Loss                              $ (598,940)   $(2,188,030)   $(1,655,574)
                                      ===========   ============   ============
Number of Shares outstanding
at beginning of year                   2,831,941      2,831,941      2,831,941

Effect of shares issued in
June 1996 to PMI                             --             --       1,133,610

Effect of shares issued in
July 1996 for services                       --             --          17,516
                                      -----------   ------------   ------------
Weighted average number of
shares outstanding                     2,831,941      2,831,941      3,983,067
                                      ===========   ============   ============
Loss per common share                 $    (0.21)   $     (0.77)   $     (0.42)
                                      ===========   ============   ============